Exhibit 15.1

January 12, 2026
EPWK Holdings Ltd.
Building #2, District A, No. 359 Chengyi Rd., The third phase of Xiamen Software Park Xiamen City, Fujian Province The People’s Republic of China, 361021 Consent Letter on EPWK Holdings Ltd.–FORM 20-F

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to EPWK Holdings Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of Annual Report on Form 20-F for the fiscal years ended June 30, 2025, 2024 and 2023.

We hereby consent to the reference to our name and the inclusion of our opinion in such annual report.

This consent is rendered solely to you for the filing on Form 20-F and may not be used for any other purpose.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)